UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2021

Aditxt, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39336	82-3204328
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

737 N. Fifth Street, Suite 200 Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 870-1200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	ADTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported in its Current Report on Form 8-K filed with the Commission on August 30, 2021, Aditxt, Inc. (the “Company”) issued a press release on August 25, 2021 announcing the execution of a letter of intent (the “Letter of Intent”) to acquire a biopharmaceutical company (the “Target Company”) commercializing a COVID-19 antiviral oral therapy. Key terms of the proposed transaction as stated in the Letter of Intent included: the completion of a proposed $6.5 million secured loan from the Company to the Target Company by August 31, 2021, as well as the issuance of such number of shares of the Company’s common stock that yields 50% of the number of the Company’s outstanding shares post-closing of the transaction. The acquisition is subject to the satisfaction of numerous conditions, including satisfactory due diligence, the negotiation and execution of definitive agreements and other closing conditions, including board and shareholder approval and approval by Nasdaq of the listing of shares proposed to be issued in the transaction. The Company and the Target Company have agreed to an exclusivity period until September 30, 2021 (the “Exclusivity Period”), with a view to settling the definitive agreement.

As contemplated by the Letter of Intent, on August 30, 2021, the Company entered into a secured credit agreement dated August 27, 2021 (the “Credit Agreement”) with the Target Company and certain affiliated entities, pursuant to which the Company made a secured loan to the Target Company in the principal amount of $6.5 million (the “Loan”). The Loan was funded on August 31, 2021, following the closing of the Company’s registered direct offering described below. The Loan bears interest at a rate of 8% per annum and matures on November 30, 2021 or upon such earlier date as the Letter of Intent or Exclusivity Period is terminated in accordance with the terms thereof. The Loan is secured by certain accounts receivable and other assets of the Target Company and certain of its affiliates. The Credit Agreement also contains certain covenants that prohibit the Target Company from incurring additional indebtedness, incurring liens or making any dispositions of its property.

On August 31, 2021, the Company completed the closing of its registered direct offering of 4,583,334 shares of common stock (the “Shares”) at a purchase price of $2.40 per share, which registered direct offering was previously reported in the Company’s Current Report on Form 8-K filed with the Commission on August 30, 2021. In addition, as previously reported in its Current Report on Form 8-K filed with the Commission on August 30, 2021, on August 30, 2021, the Company entered into a defeasance and waiver agreement (the “Waiver Agreement”) with the holder (the “Noteholder”) of the senior secured convertible promissory note, issued on January 25, 2021 (the “January 2021 Note”), pursuant to which the Noteholder has agreed in exchange for (a) a cash payment by the Company to the Convertible Noteholder of $1.2 million (the “Cash Payment”), (b) a waiver, in part, of the conversion price adjustment provision such that the January 2021 Note shall be convertible into 4,802,497 shares of Common Stock (without giving effect to the conversion notices received by the Company from the Noteholder prior to the date hereof totaling 1,819,353 shares) (the “Shares”) and (c) a voluntary and permanent reduction by the Company of the exercise price of the warrant to purchase 800,000 shares of common stock of the Company (the “January 2021 Warrant”) to $2.53 per share.

As a result of the registered direct offering and conversion of the Note by the Noteholder, as of the date hereof there were 21,090,935 shares of the Company’s common stock issued and outstanding, and the principal balance remaining due on the January 2021 Note is $3,473,666.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADITXT, INC.

Date: September 3, 2021	By:	/s/ Corinne Pankovcin
Corinne Pankovcin
Chief Financial Officer